As filed with the Securities and Exchange Commission on December 6, 2000

                        Registration Statement No. 333-42502
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                          Pre-Effective Amendment No.
                                       to
                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                         WASHINGTON TRUST BANCORP, INC.
            (Exact Name of Registrant as Specified in its Charter)


        Rhode Island                                        05-0404671
(State or Other Jurisdiction of                         (I.R.S. Employer
 Incorporation or Organization)                        Identification No.)


                                 23 Broad Street
                          Westerly, Rhode Island 02891
                                 (401) 348-1200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                      Registrant's Principal Executive Office)


                                 John C. Warren
                      Chairman and Chief Executive Officer
                         Washington Trust Bancorp, Inc.
                                 23 Broad Street
                          Westerly, Rhode Island 02891
                                 (401) 348-1200
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of
                                Agent for Service)
                                   ------------


                                   Copies to:
                                Paul W. Lee, P.C.
                             Gregory J. Lyons, Esq.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

              Approximate  date of commencement of proposed sale to
            public:   From  time  to  time  after  this   Registration
                          Statement becomes effective.
                                  -----------

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.



              SUBJECT TO COMPLETION, dated    December 6    , 2000
                                   PROSPECTUS
                                1,010,808 Shares
                         WASHINGTON TRUST BANCORP, INC.
                                  Common Stock
                               ------------------

           Marie L. Langlois and Gerald J. Fogarty, Jr. may use this prospectus to sell up to 1,010,808 shares of the common stock of Washington Trust Bancorp, Inc. Ms. Langlois or Mr. Fogarty may offer or sell all or any part of these shares in one or more transactions. Washington Trust will not receive any cash proceeds from the sale of the shares of common stock offered by this prospectus.


           Our common stock is listed on the Nasdaq National Market under the symbol "WASH." On December 5, 2000, the reported closing price for our common stock was $13.813 per share.

                                  ________________

           Investing in the common stock   involves risks, some of which we have
described under "Risk Factors" beginning on page 3.
                                  ----------------

       The shares of our common stock are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




                  The date of this prospectus is December __, 2000.

                                TABLE OF CONTENTS

                                                                   Page

         Risk Factors                                               3

         Forward-Looking Statements                                 4

         The Company                                                4

         Registration Rights of the Selling Stockholders            6

         The Selling Stockholders                                   7

         Plan of Distribution                                       7

         Use of Proceeds                                            10

         Legal Matters                                              10

         Experts                                                    10

            Where You May Find More Information                     11



You should rely only on information contained in this prospectus, any supplement to this prospectus or incorporated by reference. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. The selling stockholders are not making an offer of the common stock in any state where the offer is not permitted.

                                  Risk Factors

           In addition to the other information contained or incorporated by reference in this prospectus, you should consider the following factors carefully in evaluating an investment in our common stock.

   Rising Interest Rates May Reduce Our Profitability

        Increases in market interest rates may adversely affect both our profitability and our financial condition. As a result of the Federal Reserve's efforts to control inflation, interest rates have increased by over 100 basis points during the last six months of 1999 and the first six months of 2000. In general, rising interest rates reduce our net interest income on these loans because our profitability depends in part on the difference between the interest rates we earn on loans and other investments and the interest rates we pay on deposits and other interest-bearing liabilities.

Our Allowance for Loan Losses May Not Be Adequate to Cover Actual Loan Losses

        We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, which would have an adverse effect on our operating results, and may also cause us to increase the allowance in the future. Further, our net income would decrease if we had to add additional amounts to our allowance for loan losses. In addition to general real estate and economic factors, the following factors could affect our ability to collect our loans and require us to increase the allowance in the future:

o Regional credit concentration - We are exposed to real estate and economic factors in Rhode Island and southeastern Connecticut because virtually all of our loan portfolio is concentrated among borrowers in these markets. Further, because a substantial portion of our loan portfolio is secured by real estate in this area, including most consumer loans and those commercial loans not specifically classified as commercial mortgages, the value of our collateral is also subject to regional real estate market conditions.

o Industry concentration - A portion of our loan portfolio consists of loans to the hospitality and tourism industry. Loans to companies in this industry may have a somewhat higher risk of loss than some other industries because these businesses are seasonal, with a substantial portion of commerce concentrated in the summer season. Accordingly, the ability of borrowers to meet their repayment terms is more dependent on economic, climate and other conditions and may be subject to a higher degree of volatility from year to year.

   We May Not Be Able to Compete Effectively Against Larger Financial Institutions in Our Increasingly Competitive Industry

        The financial services industry in our market has experienced both significant concentration and deregulation. This means that we compete with larger financial institutions, both from banks and from other financial institutions, for loans and deposits as well as other sources of funding in the communities we serve, and we will likely face ever greater competition in the future as a result of recent federal legislative changes. Many of our competitors have significantly greater resources and lending limits than we have. As a result of those greater resources, the large financial institutions that we compete with may be able to provide a broader range of services to their customers and may be able to afford newer and more sophisticated technology. Our long-term success depends on the ability of the Bank to compete successfully with other financial institutions in their service areas.

        In addition, as we strive to compete with other financial institutions, we may expand into new areas, and there is no assurance that we will be successful in these efforts. An example of our expansion is the Phoenix acquisition. Although we believe that the business and management of Phoenix represent a significant expansion of our business in the investment management area, there is no assurance that our expansion into this area will be successful.

Limited Trading Activity in Our Common Stock Could Cause the Price of Our Shares to Decline

        While our common stock is listed and traded on the Nasdaq National Market, there has only been limited trading activity in our common stock. The average daily trading volume of our common stock over the twelve-month period ended October 31, 2000 was approximately 8,461 shares. Accordingly, sales of a significant number of shares of common stock may adversely affect the market price of our common stock.

                           Forward-Looking Statements

        This prospectus includes both historical and forward-looking statements. These forward-looking statements are not facts; rather, they are intentions and expectations relating to our plans, strategies and prospects. The forward-looking statements in this prospectus can generally be identified by our use of words such as "plan," "intend," "believe," "expect," and other words of similar import. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, we cannot assure you that we will achieve the plans, intentions or expectations. We urge you to consider carefully the important factors that could cause actual results to differ materially from the forward-looking statements. Some of these factors are described in the section entitled "Risk Factors" section and elsewhere in this prospectus.

                                   The Company

Washington Trust Bancorp, Inc.

        Washington Trust Bancorp, Inc. is a publicly-owned, registered bank holding company whose subsidiaries are permitted to engage in banking and other financial services and businesses. Washington Trust Bancorp conducts its business through its principal banking subsidiary, The Washington Trust Company, a Rhode Island-chartered commercial bank. The deposits of The Washington Trust Company are insured by the Federal Deposit Insurance Corporation, subject to regulatory limits. Our principal executive offices are located at 23 Broad Street, Westerly, Rhode Island 02891 and our telephone number is (401) 348-1200.

        Washington Trust Bancorp, Inc. was formed in 1984 under the laws of Rhode Island as part of a plan of reorganization in which outstanding common shares of The Washington Trust Company were exchanged for common shares of Washington Trust Bancorp, Inc. As of September 30, 2000, we had total consolidated assets of approximately $1.20 billion, deposits of approximately $735 million and shareholders' equity capital of approximately $84.2 million.

        On June 26, 2000, we acquired Phoenix Investment Management Company, an investment advisor registered under the Investment Advisors Act of 1940. Pursuant to the merger agreement, we issued the 1,010,808 shares of common stock offered by this prospectus to Ms. Langlois and Mr. Fogarty, the selling stockholders, in exchange for all of the stock of Phoenix. As a result of a merger with another subsidiary of Washington Trust Bancorp, Phoenix became a wholly-owned subsidiary. We then caused Phoenix to liquidate, and its assets and liabilities were transferred to The Washington Trust Company, which currently operates this business as a division of The Washington Trust Company. The acquisition of Phoenix was a tax-free reorganization accounted for as a pooling of interests. On the acquisition date, Phoenix had assets of approximately $560,000 and shareholders' equity of approximately $560,000. Phoenix was a cash basis S-Corporation for tax purposes. All of its liabilities were paid prior to the acquisition closing for tax management purposes. As of the acquisition date, the assets of Phoenix consisted primarily of uncollected fee revenue.

The Washington Trust Company

        The Washington Trust Company was originally chartered in 1800 as the Washington Bank and is the oldest banking institution headquartered in its market area. Its current corporate charter dates to 1902.

        The bank provides a broad range of financial services, including:

     Residential mortgages              Commercial and consumer demand deposits
     Commercial loans                   Savings, NOW and money market deposits
     Construction loans                 Certificates of deposit
     Consumer installment loans         Retirement accounts
     Home equity lines of credit        Cash management services
     VISA and Mastercard accounts       Safe deposit boxes
     Merchant credit card services      Trust and investment management services
     Automated teller machines (ATMs)   Telephone banking services

        ATMs are located throughout the bank's market area. The bank is a member of various ATM networks.

        Data processing for most of the bank's deposit and loan accounts and other applications is conducted internally using owned equipment. Application software is primarily obtained through purchase or licensing agreements.

        The bank provides fiduciary services as trustee under wills and trust agreements, as executor or administrator of estates, as a provider of agency and custodial investment services to individuals and institutions, and as a trustee for employee benefit plans. As of June 30, 2000, the market value of total trust assets was approximately $1.014 billion. As of June 26, 2000, Phoenix had assets under management of approximately $750 million.

        The bank's primary source of income is net interest income, the difference between interest earned on interest-earning assets and interest paid on interest-bearing deposits and other borrowed funds. Sources of noninterest income include fees for management of customer investment portfolios, trusts and estates, service charges on deposit accounts, gains on sales of loans, merchant processing fees and other banking-related fees. Noninterest expenses include the provision for loan losses, salaries and employee benefits, occupancy, equipment, office supplies, merchant processing, advertising and promotion and other administrative expenses.

        The bank offers a wide range of banking products and services, including the acceptance of demand, savings, and time deposits. As of September 30, 2000, total interest-bearing deposits and noninterest-bearing demand deposits amounted to approximately $611 million and $124 million, respectively.

        Commercial loans, including those secured by commercial real estate, and others made to a variety of individuals and businesses, including retail concerns, sole proprietorships, small businesses and larger corporations, totaled approximately 39.7% of the bank's total loans outstanding at September 30, 2000. Residential real estate loans, primarily consisting of loans secured by one to four family residential mortgages and including homeowner construction, comprised approximately 42.7% of total loans outstanding at September 30, 2000. Consumer loans outstanding at September 30, 2000, including home equity loans and lines of credit, auto loans, installment loans and revolving lines of credit, comprised approximately 17.6% of total loans.

        The bank's lending activities are conducted primarily in southern Rhode Island and southeastern Connecticut. The bank provides a variety of commercial and retail lending products. The bank generally underwrites its residential mortgages based upon secondary market standards. Loans are originated both for sale in the secondary market as well as for portfolio. Most secondary market loans are sold with servicing retained.

        Washington Trust Bancorp, Inc. and The Washington Trust Company operate in a highly regulated industry. Accordingly, Washington Trust and the bank are subject to the supervision, examination and reporting requirements of various federal and state regulatory authorities.

                 Registration Rights of the Selling Stockholders

        We are registering the shares to be sold in this offering to fulfill our obligations under the terms of the merger agreement. Under the merger agreement, we must, among other things, use our commercially reasonable efforts to cause the registration statement to become effective as soon as possible. We also must keep the registration statement continuously effective until the earlier of

o the date on which the selling stockholders no longer hold any shares of common stock covered by this prospectus, or

o one year after the date on which shares of our common stock were issued to the selling stockholders.

        We have agreed to bear all expenses of registering the sale of the shares of common stock received by the selling stockholders in the acquisition of Phoenix other than underwriting discounts and commissions, stock transfer taxes or fees and expenses of legal, tax and other counsel or advisors to the stockholders.

                            The Selling Stockholders

        All of the shares of common stock offered by this prospectus were issued to Ms. Langlois and Mr. Fogarty, who were the two stockholders of Phoenix, in exchange for all of the outstanding capital stock of Phoenix in a transaction exempt under Regulation D from the registration requirements of the Securities Act of 1933. The offer and sale of the common stock offered in this prospectus is being registered pursuant to the registration rights granted to Ms. Langlois and Mr. Fogarty in connection with our acquisition of Phoenix. Ms. Langlois and Mr. Fogarty are officers of the division of The Washington Trust Company that operates the investment management business formerly operated by Phoenix.

           The following table sets forth names of the selling stockholders, the number of shares of common stock beneficially owned by each selling stockholder as of December 5, 2000, and the maximum number of shares of common stock that may be offered from time to time under this prospectus by each of them. Because each selling stockholder may sell or otherwise transfer less than all their shares of common stock pursuant to this prospectus, we cannot estimate the number of shares of common stock that will be held by such selling shareholder after this offering.



                                  Common Stock
                                  Beneficially
                                   Owned as of               Common Stock
Name                            December 5, 2000      Offered by this Prospectus

Marie L. Langlois                    505,404                    505,404

Gerald J. Fogarty, Jr.               505,404                    505,404



                              Plan of Distribution

         Ms. Langlois and Mr. Fogarty may offer and sell the shares of common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. In addition to Ms. Langlois and Mr. Fogarty, this prospectus may be used by their pledgees, donees, transferees, or any of their successors in interest to offer and sell shares received from Ms. Langlois or Mr. Fogarty as a gift or other non-sale-related transfer after the date of this prospectus (all of whom may also be selling stockholders under this prospectus). The selling stockholders may sell the common stock by one or more of the following methods described in this
prospectus,   which  may  include  without  limitation  the following:

o block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

o an exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

o ordinary brokerage transactions and transactions in which the broker solicits purchases;

o        privately negotiated transactions;

o        short sales;

o through the writing of options on the common stock, whether or the options are listed on an options exchange;

o one or more underwritten offerings on a firm commitment or best efforts basis; and

o        any combination of any of these methods of sale.

         The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

         The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of shares of the common stock at a stipulated price per security. If the broker-dealer is unable to sell the shares of common stock acting as agent for a selling stockholder, it may purchase as principal any unsold common stock at the stipulated price. Broker-dealers who acquire shares of common stock as principals may thereafter resell the common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, regardless of whether the common stock is covered by this prospectus.

         From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock owned by them. The pledgees, secured parties or persons to whom the common stock have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares of common stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's common stock will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell shares of the common stock short, and, in those instances, this prospectus may be delivered in connection with the short sales and the common stock offered under this prospectus may be used to cover short sales.

         To the extent required under the Securities Act of 1933, the aggregate number of a selling stockholders' shares of common stock being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of a selling stockholders' common stock for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions.

         A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock offered by this prospectus to the broker-dealers, who may then resell or otherwise transfer those shares of common stock. A selling stockholder may also loan or pledge the common stock offered by this prospectus to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

         The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the shares of common stock covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

         The shares of common stock offered by this prospectus were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933. We agreed to register the common stock under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders have sold all of these shares of common stock or one year after the effective date of the registration statement. We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

         We will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

         We can not assure you that the selling stockholders will sell all or any portion of the shares of common stock offered by this prospectus.

                                 Use of Proceeds

        We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus, but we have agreed to pay certain fees and expenses associated with registering the shares of common stock.

                                  Legal Matters

        The legality of the common stock offered by this prospectus will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                     Experts

        The consolidated financial statements of Washington Trust Bancorp, Inc. as of December 31, 1999 and December 31, 1998 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, in reliance upon the report of KPMG LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                    Where You May Find Additional Information

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock offered under this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all of the information contained in the registration statement because we have omitted parts of the registration statement in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Washington Trust. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Our Securities and Exchange Commission file number is 000-25323. Copies of these materials can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common stock is listed on the Nasdaq National Market under the symbol "WASH."

           The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the specific documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (file no. 000-13091) until all of the shares of common stock offered under this prospectus are sold.

o Our Annual Report on Form 10-K for the year ended December 31, 1999.

o Our Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000.

o Our Current Reports on Form 8-K filed on May 5, 2000 and July 3, 2000.

o Our definitive Proxy Statement dated March 21, 2000, filed in connection with our 2000 Annual Meeting of Stockholders.

        Any document that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of any offering of securities made under this prospectus also will be considered to be incorporated by reference.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning us at the following address: Elizabeth B. Eckel, Senior Vice President, Marketing, Washington Trust Bancorp, Inc., 23 Broad Street, Westerly, Rhode Island 02891. Telephone requests may be directed to Ms. Eckel at (401) 348-1200.

        You should rely only on the information contained or incorporated by reference in this prospectus or supplement thereto.

================================================================================

You should rely on the  information
incorporated  by  reference or contained
in this prospectus or any supplement.
We have not authorized anyone else to
provide you with different or additional                1,010,808 Shares
information.  We are not  making  an offer
to sell the 1,010,808 Shares common  stock
in any  state  where  the  offer is not
permitted.    You   should   not   assume
that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

               ------------------------

                                                       WASHINGTON TRUST
                                                         BANCORP, INC.

                                                         Common Stock


                                                      -------------------

                                                          Prospectus

                                                      -------------------





                                                       December __, 2000
================================================================================

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated fees and expenses payable in connection with the issuance and distribution of the securities registered by this prospectus. All amounts except the registration fee are estimated.


         Registration fee                                $       3,903
         Legal fees and expenses                                25,000
         Accounting fees and expenses                            8,500
         Miscellaneous                                               0
                                                         -------------
         Total                                           $      37,403

        All underwriting discounts and commissions, stock transfer taxes or fees and expenses of legal, tax and other counsel or advisors to the selling stockholders shall be borne by the selling stockholders. All other expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Registrant.

Item 15.  Indemnification of Directors and Officers.

         The Rhode Island Business Corporation Act (the "RIBCA") generally permits a corporation to indemnify a director or officer for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief (i) in the case of conduct in his or her official capacity that his or her conduct was in the best interests of the corporation and, (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless limited by the corporation's charter, the RIBCA also permits indemnification if a court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, determines that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the standard of conduct referred to above. However, the RIBCA does not permit a corporation to indemnify persons (1) in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation, or (2) in actions in which the director is adjudged to be liable on the basis that personal benefit was improperly received by him or her, although, in both cases, it does permit indemnification, but only of expenses, if, and only to the extent, approved by a court of appropriate jurisdiction. The RIBCA permits the right to indemnification to include the right to be paid by the corporation for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition; provided, that the indemnified party deliver to the corporation a written affirmation of a good faith belief that he or she has met the applicable standards of conduct and that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under the charter or otherwise. However, under the RIBCA, except where indemnification is ordered by a court of appropriate jurisdiction upon application of any director, officer, employee or agent, no indemnification will be made unless authorized in the specific case after a determination has been made, by the board of directors, special legal counsel or the shareholders that indemnification is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct for indemnification described above.

        The RIBCA permits the charter of a corporation to provide that no director will be personally liable to the corporation or its shareholders for monetary damages for breach of the director's duty as a director except for:

         - any breach of the director's duty of loyalty to the corporation or its shareholder;

         - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         - liability imposed for voting for or assenting to an unlawful distribution pursuant to the provisions of RIBCA Section 7-1.1-43; or

         - any transaction from which the director derived an improper personal benefit unless such transaction is permitted under RIBCA Section 7-1.1-37.1.

         The Washington Trust charter provides that no Director of Washington Trust shall be liable to Washington Trust or to its shareholders for monetary damages for breach of the Director's duty as a director. However, this provision of the charter does not eliminate or limit the liability of a Director for any of the above listed exceptions under the RIBCA. Furthermore, the Washington Trust charter provides that if the Rhode Island General Laws are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each Director of Washington Trust shall be eliminated or limited to the extent permitted by the Rhode Island General Laws, as so amended.

         The Washington Trust bylaws provide that Washington Trust shall indemnify and hold harmless each person who is made party to or is threatened to be made a party to or is involved in any action or proceeding by reason of the fact that he or she is or was a Director, officer, employee or agent of Washington Trust to the fullest extent permitted by Rhode Island General Laws against all expenses, liability and loss the person actually incurs in connection with the proceeding. However, Washington Trust will provide this indemnification in connection with a proceeding, or part of a proceeding, initiated by the person being indemnified only if the proceeding, or part of the proceeding, was authorized by the Board of Directors. As permitted by the RIBCA, Washington Trust maintains directors' and officers' liability insurance in amounts and on terms which the Washington Trust Board of Directors deems reasonable. In the ordinary course of business, the Washington Trust Board of Directors regularly reviews the scope and adequacy of such insurance coverage.

Item 16.  Exhibits.

         (a) The following exhibits are filed as part of this registration statement or incorporated herein by reference:

Exhibit
No.                             Description

5.1 Opinion of Goodwin, Procter & Hoar LLP, General Counsel to Washington Trust, as to the legality of the securities.**

15.1     Letter of KPMG LLP Re Unaudited Interim Financial Information.*

23.1     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).

23.2     Consent of KPMG LLP.*

24.1     Powers of Attorney.**

-----------

*   Filed herewith.
**  Previously filed.

Item 17. Undertakings.

        (a)       The Registrant hereby undertakes:

               (1)    To file,  during any  period in which  offers or sales are
                      being   made,   a   post-effective   amendment   to   this
                      registration statement:

                      (i)    To include any prospectus required by Section 10(a)
                             (3) of the Securities Act;

                      (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Washington Trust Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement (the "Registration Statement") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westerly, State of Rhode Island, on this day of December 5, 2000.

                                     WASHINGTON TRUST BANCORP, INC.


                                     By:    John C. Warren
                                     ------------------------------------------
                                     John C. Warren
                                     Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                   Capacity                    Date
            ---------                   --------                    ----
John C. Warren                       Chairman, Chief           December 5, 2000
-----------------------------------  Executive Officer
John C. Warren                       (principal executive
                                     officer) and Director

*                                        Director              December 5, 2000
-----------------------------------
Alcino G. Almeida

*                                        Director              December 5, 2000
-----------------------------------
Gary P. Bennett

*                                        Director              December 5, 2000
-----------------------------------
Steven J. Crandall

*                                        Director              December 5, 2000
-----------------------------------
Richard A. Grills

*                                        Director              December 5, 2000
-----------------------------------
Larry J. Hirsch

                                         Director
-----------------------------------
Katherine W. Hoxsie

                                         Director
-----------------------------------
Mary E. Kennard

*                                        Director              December 5, 2000
-----------------------------------
Joseph J. Kirby

*                                        Director              December 5, 2000
-----------------------------------
Edward M. Mazze

*                                        Director              December 5, 2000
-----------------------------------
James W. McCormick

*                                        Director              December 5, 2000
-----------------------------------
Victor J. Orsinger II

*                                        Director              December 5, 2000
-----------------------------------
H. Douglas Randall, III

*                                        Director              December 5, 2000
-----------------------------------
Joyce O. Resnikoff

*                                        Director              December 5, 2000
-----------------------------------
James P. Sullivan

*                                        Director              December 5, 2000
-----------------------------------
Neil H. Thorp

David V. Devault                     Executive Vice            December 5, 2000
----------------------------------   President, Treasurer
David V. Devault                     and Chief Financial
                                     Officer (principal
                                     financial and principal
                                     accounting officer)

*by  David V. Devault                                          December 5, 2000
   -------------------
David V. Devault
Attorney-in-Fact

                                   EXHIBIT INDEX

Exhibit
No.                                Description

5.1 Opinion of Goodwin, Procter & Hoar LLP, General Counsel to Washington Trust, as to the legality of the securities.**

15.1     Letter of KPMG LLP Re Unaudited Interim Financial Information.*

23.1     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).

23.2     Consent of KPMG LLP.*

24.1     Powers of Attorney.**

-----------

*   Filed herewith.
**  Previously filed.